
                                                                Exhibit 11



                        Statement RE:  Earnings Per Share
                      (In thousands, except per share data)
                                                        1992     1993     1994
Primary:
 Average common shares outstanding                     4,743     4,767    4,779
 Net effect of incentive and non-qualified
   stock options based on the treasury stock
   method using the average market price                   -(1)     74      122
                                                      ------    ------    -----
   Average common shares and equivalents outstanding   4,743     4,841    4,901
                                                      ======    ======   ======

Fully diluted:
 Average common shares outstanding                     4,743     4,767    4,779
 Net effect of incentive and non-qualified
   stock options based on the treasury stock
   method using the yearend market price,
   if higher than the average market price                16       151      122
                                                      ------    ------   ------
   Average common shares and equivalents outstanding   4,759     4,918    4,901
                                                      ======    ======   ======

Income from continuing operations                     $1,791  $  2,490  $ 3,667
Loss from discontinued operations                     (2,427)  (10,606)      -
Loss on discontinued operations                            -    (3,148)  (1,286)
                                                      ------  --------   ------
 Net income (loss)                                     $(636) $(11,264)  $2,381
                                                      ======  ========   ======

Earnings (loss) per share:
 Primary -
   Income from continuing operations                  $  .38    $  .51    $ .75
   Loss from discontinued operations                    (.51)    (2.19)       -
   Loss on discontinued operations                         -      (.65)    (.26)
                                                      ------    ------    -----
    Net income (loss)                                 $ (.13)   $(2.33)   $ .49
                                                      ======    ======    =====

 Fully diluted -
   Income from continuing operations                  $  .38    $  .51    $ .75
   Loss from discontinued operations                    (.51)    (2.16)       -
   Loss on discontinued operations                         -      (.64)    (.26)
                                                      ------    ------    -----
    Net income (loss)                                 $ (.13)   $(2.29)   $ .49
                                                      ======    ======    =====


(1) The dilutive effect of incentive and non-qualified stock options in 1992 was 16,257 shares, or 0.3%. No disclosure is required as the dilutive effect was less than 3%.
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